Exhibit 99.1

CAPE CORAL, Fla., May 3, 2010 — (PRNewswire) — Tigrent Inc. (OTC Bulletin Board: TIGE) is pleased to announce the appointment of Mr. James K. Bass to serve on the Company’s Board of Directors effective May 3, 2010.  Mr. Bass will serve as Chairman of the Company’s Governance and Nominating Committee.  Mr. Bass will also serve on the Company’s Audit Committee.

From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment.  Mr. Bass holds a B.S.M.E. degree from Ohio State University.

“We are pleased to welcome Jim to the Board,” said Murray A. Indick, Chairman of the Board of Tigrent Inc. “Jim’s experience will be invaluable to the Company and we look forward to the contribution he will make to our organization.”

Tigrent also announced that Jason Hammerman resigned from the Board of Directors of Tigrent Inc. effective May 3, 2010.

About Tigrent Inc.:

Tigrent Inc. (OTC Bulletin Board: TIGE) is a provider of educational training seminars, conferences and services across multiple delivery channels that help students become financially literate. The company provides students with comprehensive instruction and mentoring in real estate and financial instruments investing, personal finance, and entrepreneurism in the United States, United Kingdom, and Canada. Additional information can be found at www.tigrent.com.

Special Note Regarding Forward Looking Statements:

This document contains certain forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance, and include statements regarding the outcomes and effects of pending regulatory and other investigations. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. No forward-looking statement is a guarantee of future performance, and investors should not place undue reliance on any forward-looking statement. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Investors are urged to read the risk factors disclosed in the Company’s public filings with the Securities and Exchange Commission.

SOURCE Tigrent Inc.

Contact:

Tigrent Inc.
Connie Schwarberg
Phone: +1-239-542-0643
Email Contact
Web: http://www.tigrent.com